Exhibit 10.2

RE/MAX HOLDINGS, INC.

2013 OMNIBUS INCENTIVE PLAN

OPTION SUBSTITUTION AWARD

On                     , 2013 (the “Effective Date”), RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), completed an initial public offering of shares of Class A common stock of the Company, $0.0001 par value per share (“Shares”) (the “IPO”). On the date of the IPO, the individual named below (“Optionee”) held outstanding options to purchase Class B common units (“Units”) of RMCO, LLC, a Delaware limited liability company (“RMCO LLC”) (the “RMCO LLC Option”) issued pursuant to the RMCO, LLC 2011 Unit Option Plan, as amended (the “Unit Plan”). In connection with the completion of the IPO, the RMCO LLC Option is being exchanged for and substituted with an option to purchase Shares (the “RE/MAX Holdings, Inc. Option”) granted under the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”). This Option Substitution Award (the “Award”) evidences the terms of the RE/MAX Holdings, Inc. Option as previously adjusted by the adjustments provided for in Section 8 of the Unit Plan, and the cancellation of the RMCO LLC Option.

Name of Optionee:

The table below summarizes the option immediately before and after the IPO:

RMCO LLC Option			RE/MAX Holdings, Inc. Option
Grant Date	No. of Units of RMCO LLC	Exercise Price per Unit	No. of Shares of RE/MAX Holdings, Inc.	Exercise Price per Share

A. ADJUSTMENTS AND SUBSTITUTION

1. Split of Units. Pursuant to Section 8 of the Unit Plan, the number of Units covered by the unexercised portion of the RMCO LLC Option and the option exercise price per Unit has been equitably adjusted in connection with a split of Units effected without receipt of consideration by RMCO LLC.

2. Tax Law Requirements. The adjustments and substitution are intended to comply with federal tax law requirements to avoid being considered a modification of the original option for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which requires, as applicable, the following:

(a) The total spread of the RE/MAX Holdings, Inc. Option immediately after the adjustments and substitution (the excess of the aggregate fair market value of the Shares subject to the option over the aggregate option exercise price) cannot exceed the total spread of the RMCO LLC Option immediately before the adjustment and substitution;

(b) The ratio of the option exercise price to the fair market value of a Share subject to the RE/MAX Holdings, Inc. Option immediately after the adjustments and substitution cannot be greater than the ratio of the option exercise price to the fair market value of a Unit subject to the RMCO LLC Option immediately before the adjustments and substitution;

(c) The RE/MAX Holdings, Inc. Option must contain all terms of the RMCO LLC Option, except to the extent such terms are rendered inoperative by the transaction;

(d) The RE/MAX Holdings, Inc. Option must not provide the Optionee additional benefits that the Optionee did not have under the RMCO LLC Option; and

(e) In connection with the substitution and the receipt of the RE/MAX Holdings, Inc. Option, all rights of the Optionee under the RMCO LLC Option must be cancelled.

3. Other Adjustments. The number of Units subject to the RMCO LLC Option on the Effective Date was determined by rounding the amount determined after the adjustments down to the next whole number of Units. The exercise price per Unit of the RMCO LLC Option on the Effective Date was determined by rounding the amount determined after the adjustments up to the next whole cent.

4. Substitution. In connection with the occurrence of the IPO, each outstanding RMCO LLC Option is being exchanged for a RE/MAX Holdings, Inc. Option and as reflected in this Award, and, following the exchange, the RMCO LLC Option shall be cancelled.

B. STOCK OPTION AWARD

1. Grant of Option. Subject to the terms and conditions of this Award and the Plan, the Company hereby grants to Optionee, an Option to purchase the number of Shares, at the Exercise Price (each as set forth on the cover page of this Award), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Award, the terms and conditions of the Plan shall govern, except to the extent the Plan would be considered to provide for an additional benefit that would violate the tax law requirement set forth in Section A.2 of this Award. All capitalized terms in this Award that are not otherwise defined herein shall have the meaning assigned to them in this Award or in the Plan.

2. Type of Option. The Option is a Non-Qualified Stock Option.

3. Vesting. The Option is fully vested.

4. Option Term; Expiration Date. The Option shall have a maximum term of ten (10) years measured from the original Grant Date (as set forth in the table on the cover sheet of this Award) and shall accordingly expire at the close of business at Company headquarters on the tenth anniversary of the Grant Date or such earlier date pursuant to Section B.5 of this Award (the “Expiration Date”).

5. Termination of Service; Expiration of Option. The Option shall expire immediately and be forfeited in the event that Optionee’s Continuous Service is terminated for Cause (as defined in the employment agreement between Optionee and the Company or a Related Entity). Otherwise, the Option will expire on the earlier of (i) 90 days after the termination of Continuous Service, and (ii) the close of business on the tenth anniversary of the date of the original Grant Date. Notwithstanding any provision in this Award to the contrary, any portion of the Option granted hereunder which has not been exercised prior to or in connection with a Corporate Transaction or Change in Control shall expire upon the consummation of any such transaction.

6. Option Exercise.

(a) Right to Exercise. The Option shall be exercisable on or before the Expiration Date.

(b) Exercise. Prior to the close of business on the Expiration Date, Optionee may exercise all or any portion of the Option by delivering written notice of exercise to the Company, together with payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Shares subject to the Option to be acquired multiplied by the applicable option exercise price. Additionally, the Optionee must make arrangements with the Company for payment of any tax withholding on Option exercise.

7. Tax Withholding. The Company or any Related Entity shall be entitled, if necessary or desirable, to deduct and withhold (or, in the sole discretion of the Company, secure payment from Optionee in lieu of withholding) the amount of any tax withholding due with respect to this Award. In the Company’s sole discretion, such tax withholding may be accomplished by the withholding of Shares which would otherwise be issued upon Option exercise to the Optionee in an amount whose Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case, which would not result in additional accounting expense to the

Company. In the event that the Company or a Related Entity does not make such deductions or withholdings, Optionee shall indemnify the Company and a Related Entity for any amounts paid or payable by the Company or a Related Entity with respect to any such taxes, together with any interest, penalties and additions to tax and any related expenses thereto.

8. Transfer of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, provided, however, that the Option may be transferred during the lifetime of the Optionee to the extent and in the manner authorized by the Committee.

9. Continued Service. Neither the grant of the Option nor this Award gives Optionee the right to continue Service with the Company or its Related Entities in any capacity. The Company and its Related Entities reserve the right to terminate Optionee’s Service at any time and for any reason not prohibited by law.

10. Stockholder Rights. Until the stock certificate evidencing Shares subject to the Option are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan

11. Additional Requirements. Optionee acknowledges that Shares acquired upon exercise of the Option may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws.

12. Governing Law. The validity and construction of this Award and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Award to the substantive laws of any other jurisdiction.

13. Binding Effect. This Award shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

14. Tax Treatment; Section 409A. Optionee may incur tax liability as a result of the exercise of the Option or the disposition of Shares. Optionee should consult his or her own tax adviser before exercising the Option or disposing of the Shares.

Optionee acknowledges that the Committee, in the exercise of its sole discretion and without Optionee’s consent, may amend or modify the Option and this Award in any manner and delay the payment of any amounts payable pursuant to this Award to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Optionee with notice of any such amendment or modification.

15. Amendment. The terms and conditions set forth in this Award may only be amended by the written consent of the Company and Optionee, except to the extent set forth in Section B.14 hereof regarding Section 409A of the Code and any other provision set forth in the Plan.

16. 2013 Omnibus Incentive Plan. The Option and Shares acquired upon exercise of the Option granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Optionee.

RE/MAX HOLDINGS, INC.

By:

Date:

To acknowledge your acceptance of the Award and the cancellation of your RMCO LLC Option, please sign and date below.

Optionee’s Signature

Date: